November 16. 2010

Bruce Galloway
Galloway Capital Management, LLC
720 Fifth Avenue, 10th Floor
New York, NY 10019

Mr. Galloway,

Thank you for your letter dated November 3, 2010. Please be assured that the management and Board of Notify Technology has already considered and extensively discussed several of the options you have covered in your letter and has come to the conclusion that they would not provide the Company or its shareholders any meaningful long term benefit.

Notify as a small public company is in a difficult position in a non-speculative investor market.  We are faced with the significant challenge in attracting investors by the limitations of trading on the OTC Bulletin Board rather than on NASDAQ.  Furthermore, Notify‘s business does not naturally generate a lot of substantial and lucrative news as our product is neither a consumer product nor has our current market focus been the Fortune 500.  Notify has never had a policy of enticing investors by inflating the news that is released or falling back on fluffy announcements to create opportunities to artificially promote our name.

Historically, the Company’s public relations activity was limited to product releases and quarterly financial news. Up until six quarters ago, Notify was losing money on a P&L basis and no amount of IR activity would have changed that fact.  Based on inquiries made by management, it has been the opinion of the Company that hiring an IR firm would have required Notify to use a significant amount of its much needed cash with little to no lasting effect.  The fact that Notify’s product releases and financial news, regardless of content, showed at best, temporary stock price improvements and quite often produced zero trading proved that the market was not sensitive to our performance.  We feel that it is difficult to generate excitement in these turbulent days of the stock market.

Notify has regularly reported over the last six quarters financial improvement involving both profitability and increased cash.  These improvements have failed to garner any real investor interest, share volume activity or any increase in the market value of the Company.  I have enclosed with this letter two graphs that illustrate this point.

Notify has and continues to look for acquisitions that would add shareholder value. Unfortunately, the low value of Notify’s stock makes it difficult to negotiate a deal without accepting substantial dilution or loss of control in any deal. Notify does not have the cash to make up the difference and could certainly not support an acquisition partner with a significant negative cash flow.   Notify believes that an accurate evaluation of its value is held hostage by its public valuation and that any current M&A activity would not be beneficial to shareholders.

Notify has investigated the possibility of a share buyback program and carefully examined the stringent rules governing such activity.  It has determined that due to the rules and regulations governing share buybacks, Notify would only be able to repurchase a limited number of shares.  Based on these limitations, the Board did not feel this would create any significant shareholder value.  The attached analysis of the market values of the Company over the last few years versus the improvement in profit performance and cash performance further confirms the total disconnect between our market value and the real value demonstrated by our performance.

Your suggestion of providing shareholders a dividend may serve some companies when they have a cash surplus from which to pay out dividends.  Notify has improved its cash position over the last few years and is finally in a position to make choices in investing in the Company’s future rather than being concerned with solvency.  Liquidating that solvency in a dividend payout seems to be moving in the wrong direction and we are reluctant to put short term share price over long term investment in shareholder value.  Long term shareholder value must remain our chief concern and liquidating 40% of our cash reserves in a dividend payout does not serve that end

Although Notify has improved its cash position over the last three years, the balance still represents only three months of operating expenses.  Using a significant amount of this cash reserve to achieve, what I believe would be, a temporary increase in our stock price would be financially unsound.  Should we miscalculate, the cost and difficulty of raising additional capital in these economic times to recover to a stable cash position would be expensive and dilute shareholder equity.  I believe we must preserve what cash we have on hand.

Bruce, we can understand your concerns as a significant investor and we appreciate the feedback.  You have asked many of the questions we have asked ourselves.  The Board has investigated and discussed your many suggestions over the past two years as it has consistently sought opportunities to generate shareholder value. I have made sure your concerns were passed on to the Board and the Independent Committee.  We all look at possible strategies for Notify from many angles and you represent one of them.  In the end, the Board will use its best judgment and act on what it believes is best for the shareholders as a whole and the Company in general.  Thank you for your input.  Please feel free to inject any other thoughts you find relevant.

Sincerely,

Paul  DePond

President

Notify Technology

Graph 1

Graph 2